Exhibit 99.1

Eric Yeaman

Chief Financial Officer

(408) 907-1642

info@turnstone.com

Web Site: www.turnstone.com

TURNSTONE SYSTEMS ANNOUNCES THIRD QUARTER 2003 RESULTS,

FINAL COURT APPROVAL OF SECURITIES LITIGATION SETTLEMENT

SANTA CLARA, CA—October 20, 2003—Turnstone Systems, Inc. (Nasdaq:TSTN) today reported financial results for the fiscal quarter ended September 30, 2003. Net revenues for the quarter were $52,000. Net loss for the quarter was $(1.4) million or a loss of $(0.02) per diluted share. At September 30, 2003, the company had cash and cash equivalents of $188.0 million.

The company also announced that on October 9, 2003, the U.S. District Court for the Northern District of California granted final approval of the $7.0 million settlement of a class action suit that was brought against the company, certain of its officers and directors and its underwriters on behalf of persons who purchased common stock issued pursuant to the company’s secondary stock offering in September 2000. The final settlement terms are consistent with those previously announced by the company in July 2003, with insurance for the company’s directors and officers having paid approximately $6.1 million and the company having contributed approximately $0.9 million in cash in September 2003. The settlement successfully resolves and dismisses all claims against all defendants in the suit, without any admission of liability by any party.

About Turnstone Systems

Turnstone is based in Santa Clara, California. For more information about Turnstone, visit www.turnstone.com, email info@turnstone.com or phone the toll-free number 877-8-COPPER.

Summary unaudited financial data follows.

TURNSTONE SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	The Three Months Ended September 30,		The Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Product and service revenue	$52	$1,058	$738	$2,694
Sales returns allowance adjustment	—	—	—	167

Net revenues	52	1,058	738	2,861
Cost of revenues	17	554	20	1,207

Gross profit	35	504	718	1,654
Operating expenses:
Research and development	—	3,947	5,733	11,062
Sales and marketing	—	1,866	1,562	6,183
General and administrative	1,849	640	5,917	2,100
Amortization of deferred stock compensation	22	425	192	1,710
Lease termination penalty, net	—	—	11,377	—
Provision for loss on operating lease	—	—	(1,276)	—
Asset impairment charge	—	—	655	—

Total operating expenses	1,871	6,878	24,160	21,055

Operating loss	(1,836)	(6,374)	(23,442)	(19,401)
Other income (expense)
Litigation settlement	—	—	(920)	—
Interest income and other, net	463	1,507	2,045	4,596

Total other income	463	1,507	1,125	4,596

Loss before income tax	(1,373)	(4,867)	(22,317)	(14,805)
Income tax expense	29	64	209	78

Net loss	$(1,402)	$(4,931)	$(22,526)	$(14,883)

Basic net loss per share of common stock	$(.02)	$(.08)	$(.36)	$(.24)

Diluted net loss per share of common stock	$(.02)	$(.08)	$(.36)	$(.24)

Weighted-average shares of common stock outstanding used in computing basic net loss per share	63,057	62,736	62,912	63,188

Weighted-average shares of common stock outstanding used in computing diluted net loss per share	63,057	62,736	62,912	63,188

TURNSTONE SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$187,970	$103,358
Short-term investments	—	60,951
Accounts receivable, net	—	314
Prepaid expenses and other current assets	3,226	767

Total current assets	191,196	165,390

Property and equipment, net	—	1,495
Long-term investments	—	47,301
Restricted cash	—	3,639
Assets held for sale	81	—

Total assets	$191,277	$217,825

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$37	$621
Accrued compensation and benefits	343	784
Other current liabilities and accrued expenses	605	2,644
Deferred revenue	6	154

Total current liabilities	991	4,203
Other long-term liabilities	—	675

Total liabilities	991	4,878

Stockholders’ equity:
Common stock, $.001 stated value, 200,000 shares authorized; 66,538 and 65,884 shares outstanding at September 30, 2003 and December 31, 2002, respectively	67	66
Treasury stock, at cost; 3,421 and 3,128 shares at September 30, 2003 and December 31, 2002, respectively	(10,630)	(9,896)
Additional paid-in capital	312,109	311,498
Deferred stock compensation	(14)	(425)
Accumulated other comprehensive income	—	424
Accumulated deficit	(111,246)	(88,720)

Total stockholders’ equity	190,286	212,947

Total liabilities and stockholders’ equity	$191,277	$217,825